Exhibit 10.17

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into on December 3, 2019, between Gregory S. Foran (the “Associate”) and Walmart Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Walmart”) (each a “Party” and together the “Parties”).

RECITALS

WHEREAS, on October 9, 2019, the Associate notified Walmart of his intent to resign from his position as Executive Vice President, President and Chief Executive Officer of Walmart’s U.S. segment, effective as of the close of business on October 31, 2019; and

WHEREAS, Walmart desires to continue to employ the Associate as an Executive Vice President through January 31, 2020, as described herein, and the Associate wishes to continue such employment on the terms, provisions, and conditions set forth in this Agreement;

AGREEMENT

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.
Employment. The Associate shall remain employed by Walmart on a full-time basis in his current role as Executive Vice President, President and Chief Executive Officer, Walmart U.S. through October 31, 2019. From November 1, 2019 through and including January 31, 2020 (the “Transitional Period”), the Associate shall remain employed by Walmart as an Executive Vice President in a transitional role, continuing to report to Walmart’s President and Chief Executive Officer. The parties acknowledge that the Associate’s employment with Walmart will terminate on the close of business on January 31, 2020 (the “Separation Date,” unless the parties mutually agree in writing that the Associate’s employment shall terminate on a different date, in which case such other date shall be the Separation Date). During the Transitional Period, the Associate shall:

a)	be available for consultation and advice to Walmart’s management and Board of Directors (the “Board”);

b)	consult with Walmart’s management on strategic matters, including ongoing and future initiatives relating to Walmart’s U.S. segment; and

c)	assist with the transition of the oversight and management of Walmart’s U.S. segment.

During the Transitional Period, the Associate shall be entitled to perform the duties identified in Paragraph 1(a)-(c) remotely from any location as well as use his paid time off and holidays. If Walmart asks the Associate to go to a specific location while he is away from Walmart Head Office, Walmart will pay for business class return direct flights to take him to Walmart’s desired location as well as hotel and other travel accommodations (including transportation and Walmart corporate aircraft connections).

Notwithstanding any provision of this Agreement or any Walmart policy to the contrary, Walmart shall not terminate the Associate’s employment without Cause (as defined in the Associate’s Continued Employment Terms dated October 9, 2019, including any addendums to those terms signed by both parties).

2.	Compensation During Remaining Term of Employment. The Associate shall receive the following compensation during the remainder of his employment:

a)	Base Salary. Through to and including the Separation Date, the Associate shall continue to be paid his current annualized base salary of $1,163,887, less applicable withholding.

b)
Incentive Payments and Equity Awards. Unless the Associate either voluntarily terminates his employment with Walmart in writing with an effective date prior to the Separation Date or is terminated for Cause prior to the end of the Transitional Period, the Associate will receive the following benefits:

(i)
an annual cash incentive payment under Walmart’s FY20 Management Incentive Plan for the fiscal year ending January 31, 2020 (“2020 MIP”), in accordance with the terms and conditions set forth in the 2020 MIP. The Associate’s target payout under the 2020 MIP is $2,094,997, less applicable withholding, with the final payout to be calculated based on Walmart’s achievement of the pre-established performance goals under the 2020 MIP. The Associate will not be eligible for an annual cash incentive payout for the fiscal year ending January 31, 2021 or any subsequent fiscal year.

(ii)
full vesting in all of the Global Share-Settled Performance-Based Restricted Stock Units (“PRSUs”) awarded to the Associate on January 23, 2017, in accordance with the terms and conditions set forth in the written award agreement. As of October 9, 2019, the number of shares underlying PRSUs held by the Associate is 100,842, less applicable withholding. The Associate will not be eligible for an annual performance equity payout for the fiscal year ending January 31, 2021 or any subsequent fiscal year.

(iii)
24,381 shares of restricted stock, less applicable withholding, awarded to the Associate on January 23, 2017 and scheduled to vest on January 21, 2020, in accordance with the terms and conditions set forth in the written award agreement.

c)
Future Equity Grants. The Associate will not be eligible for any future equity grants under Walmart’s Stock Incentive Plan. All restricted stock awards, performance shares, performance equity, restricted stock rights, stock options, and any other equity awards issued to the Associate under Walmart’s equity compensation plans that are not vested as of the Separation Date shall be forfeited and cancelled as of the Separation Date.

d)
Other Payments and Benefits. The Associate shall be entitled to participate in and receive benefits under the employee benefit plans and programs available to associates in comparable positions through the Separation Date (except as limited by Sections 2(b) and 2(c) above), including (but not limited to) the Associate’s entitlement to use his remaining PTO and personal aircraft use hours (subject to availability and Walmart’s Global Aviation Policy) during the Transitional Period. To the extent the Associate has unused PTO as of the Separation Date, up to 5 days of remaining PTO will be paid out to the Associate.

3.
Separation Payments and Benefits. Subject to compliance with the terms, provisions, and conditions of this Agreement, the Associate shall receive total separation payments and other benefits as described below. The Associate agrees and acknowledges that if the Associate voluntarily resigns from employment in writing with an effective date prior to the Separation Date or is terminated from employment for Cause prior to the Separation Date, he will not be entitled to the payments or other benefits described in this Section 3 or for damages in lieu thereof or for any loss of opportunity relating thereto. None of the payments or other benefits described in this Section 3 are due, payable or earned until the Separation Date.

a)
Transition Payments. The Associate shall receive total transition payments of $2,327,775, less applicable withholding (the “Transition Payments”). As soon as practical after the Separation Date, but not to exceed 30 calendar days after the Separation Date, the Associate will receive the first installment of the Transition Payments in a lump-sum payment in the amount of $581,944, less applicable withholding. Thereafter, the Associate shall receive the remaining $1,745,831 of the Transition Payments, less applicable withholding, over an eighteen (18) month period in equal bi-weekly installments beginning at the end of the regularly scheduled pay period that is six (6) months after the Separation Date. Such amounts are inclusive of all amounts to which the Associate would have been entitled under the Post-Termination Agreement and Covenant Not to Compete entered into as of July 23, 2014 between the Associate and Walmart. (the “Non-Competition Agreement”).

b)
Bonus Payment. The Associate shall also receive a bonus payment of $2,500,000, less applicable withholding (the “Bonus Payment”), to be paid within 90 days of the Separation Date. The Associate must remain employed through the Separation Date in order to receive the Bonus Payment.

4.
Other Benefits. After the Separation Date, Walmart will provide the Associate certain benefits in accordance with the terms and conditions of the Walmart plan or program pursuant to which such benefits were issued, including (but not limited to) the following:

a)
COBRA. At the Associate’s election and at the Associate’s expense, the Associate may choose to continue the Associate’s group medical and dental coverage for up to eighteen (18) months from the Separation Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

b)
Deferred Compensation and Retirement Benefits. All retirement benefits and deferred compensation (including deferred equity awards) which are vested as of the Associate’s Separation Date shall be distributed to the Associate in accordance with the terms of the applicable plans and the Associate’s elections on file, including but (not limited to) benefits to which the Associate is entitled under the Walmart’s 401(k) Plan and Deferred Compensation Matching Plan, subject to subsection (d) below.

c)
Other Payments and Benefits. The Associate is not entitled to any other payments or benefits not provided for in this Agreement, unless the payment or benefit is provided for through the Associate’s participation in an established Walmart-sponsored benefit plan or program. In addition, unless otherwise provided for in the plan or provided for in this Agreement, the Associate’s participation in all Walmart-sponsored benefit plans or programs will end on the Separation Date.

d)
Section 409A. Notwithstanding anything contained herein or in any Walmart-sponsored plan to the contrary, the Associate acknowledges that any and all distributions of benefits under any Walmart deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after the Associates incurs a “separation from service” as defined in Section 409A.

5.	Releases.

a)
Release and Waiver of Claims.  In exchange for, and in consideration of, the payments, benefits, and other commitments described above, the Associate releases Walmart from any and all claims of any kind, whether known or unknown, that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart). For illustration purposes and not as a limitation, the claims the Associate is releasing include any claims for damages, costs, attorneys’ fees, expenses, compensation or any other monetary recovery. Further, the Associate specifically waives and releases all claims he may have that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart) regarding veteran’s status; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Family and Medical Leave Act (“FMLA”), as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Genetic Information Non-Discrimination Act; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act (“WARN”), as amended; any applicable state WARN-like statute; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act (FLSA); the Massachusetts Overtime Law; the Massachusetts Payment of Wages Law; the Massachusetts Fair Employment Practices Act; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq.; the New Jersey Law Against Discrimination; the West Virginia Human Rights Act, W. Va. CSR §77-6-3; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the Wage Orders of the California Industrial Welfare Commission; the California Unfair Business Practices law (Cal. Bus. and Prof. Code Sec. 17200, et seq.); California WARN (CA Labor Code Section 1400-1408); and all state or local statutes, ordinances, or regulations regarding anti-discrimination employment laws, as well as all matters arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, retaliation, and leaves of absence claims; and any claims related to emotional distress, mental anguish, benefits, or any other claim brought under local, state or federal law.

b)
Release of Age Discrimination Claims.  With respect to the Associate’s release and waiver of claims under the ADEA as described in Section 5(a) above, the Associate agrees and acknowledges the following:

(i)
The Associate has reviewed this Agreement carefully and understands its terms and conditions. The Associate has been advised, and by this Agreement is again advised, to consult with an attorney of the Associate’s choice prior to entering into this Agreement.

(ii)
The Associate shall have twenty-one (21) days from receipt of this Agreement to consider and execute the Agreement by fully executing it below and returning it to Walmart; otherwise, the terms and provisions of this Agreement become null and void. The Associate agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original review period.

(iii)
The Associate will have a period of seven (7) calendar days after Associate signs the Agreement during which to revoke the Agreement. The Associate must provide written notice of revocation during the seven (7) day period to Jackie Telfair, Senior Vice President, Global Total Rewards. Any revocation within this period must expressly state, “I hereby revoke my Agreement.” The written revocation must be delivered to Jackie Telfair, Senior Vice President, Global Total Rewards, or to her successor, and be postmarked within seven (7) calendar days of the Associate’s execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period will not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

(iv)
The Associate knows that he is waiving his rights under the ADEA and does so voluntarily. The Associate realizes the waiver does not include any ADEA rights which may arise after the Associate signs this Agreement. By signing this Agreement, the Associate acknowledges that he is receiving consideration that the Associate would not otherwise be entitled to receive.

(v)
No payments pursuant to Section 3 of this Agreement shall occur or be effective until after (1) the Associate has executed and delivered this Agreement to Walmart, (2) the above-mentioned seven-day revocation period has expired, and (3) the Associate has separated from employment with Walmart as set forth in Section 1 of this Agreement.

c)
Limitation of Release. Nothing in this Agreement releases or impairs claims for workers’ compensation or unemployment benefits. Nothing in this Agreement prevents Associate from pursuing administrative claims with or otherwise assisting government agencies, including engaging in or participating in an investigation or proceeding conducted by, or providing information to, the EEOC, NLRB, the Securities and Exchange Commission, or any federal, state or local agency charged with the enforcement of employment or other laws. Associate acknowledges and agrees, however, that the transition payments set forth in Section 3 of this Agreement are in full satisfaction of any amounts to which the Associate might be entitled from any claim against Walmart, and that, as a result of this release and waiver of claims, the Associate is not entitled to receive any additional individual monetary relief from Walmart. This release and waiver of claims will not apply to rights or claims that may arise after the effective date of this Agreement. This Agreement is not intended to release and does not release or include claims that the law states cannot be waived by private agreement, nor does it prevent the Associate from receiving any whistleblower or similar award. Nothing in this subparagraph or in this Agreement is intended to limit or restrict any rights the Associate may have to enforce this Agreement or challenge the Agreement’s validity under the ADEA, or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by settlement. Further, nothing in this Agreement is intended to waive, release of impair the Associate’s right to vested benefits under any Walmart-sponsored benefit plan or program. In addition, nothing in this Agreement is intended to release or impair any and all rights to indemnification, advancement or reimbursement of expenses, and insurance coverage available to Associate as an officer, director or employee of Walmart (including Walmart’s director and officer insurance coverage), including without limitation under Walmart’s certificate of incorporation and bylaws and under applicable corporate law (including without limitation to the maximum extent permitted under the Delaware General Corporation Law).

d)
Agreement not to File Suits. By signing this Agreement, Associate agrees not to file a lawsuit to assert any claims released under this Section 5. Associate also agrees that if a court of competent jurisdiction makes a final determination that Associate breached this provision, Associate will be liable for all reasonable costs and attorneys’ fees incurred by any person against whom claims were released under Section 5(a) resulting from such action and shall pay all reasonable expenses incurred by such person in defending any proceeding pursuant to this Section 5(d)., together with any tax liability incurred by such person in connection with the receipt of such amounts; provided, however, that the person against whom such claims were released provides Associate with notice of his/her/its intention to seek payment of the amounts incurred in defending the proceeding at the onset of the defense. To the extent that Associate is determined by a court of competent jurisdiction to be the prevailing party on any claims in such action, Associate will not be liable for any costs, fees or expenses incurred by such person.

6.
Confidential Information.  Except in the performance of the Associate’s duties during his employment with Walmart, the Associate agrees that he will not at any time, whether prior to or subsequent to the Separation Date, directly or indirectly use any Confidential Information (as defined below) obtained during the course of his employment with Walmart or otherwise, except as previously authorized by Walmart in writing. Additionally, except in the performance of the Associate’s duties during his employment with Walmart, the Associate shall not at any time, whether prior to or subsequent to the Separation Date, disclose any Confidential Information obtained during the course of his employment with Walmart or otherwise, unless such disclosure is (a) previously authorized by Walmart in writing, (b) required by applicable legal proceeding, or (c) as permitted by Section 18(a) of this Agreement. In addition, except in the performance of the Associate’s duties during his employment with Walmart, the Associate shall not disclose any information for which Walmart holds a legally recognized privilege against disclosure or discovery (“Privileged Information”), or take any other action that would cause such privilege to be waived by Walmart. With respect to (b) above only, in the event that the Associate is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information or Privileged Information, the Associate shall provide Walmart with prompt prior written notice of such requirement. The Associate shall also, to the extent legally permissible, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, the Associate shall (a) disclose such information only to the extent required in the written opinion of the Associate’s legal counsel, and (b) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, the Associate and his legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information or Privileged Information that is so disclosed is accorded confidential treatment by the recipient thereof.

“Confidential Information” means information pertaining to the business of Walmart, and includes, without limitation, information regarding processes, suppliers, consultants and service providers (including the terms, conditions, or other business arrangements with suppliers, consultants and service providers), advertising, marketing, and external and internal communications plans and strategies, labor matters and strategies, government relations plans and strategies, litigation matters and strategies, Foreign Corrupt Practices Act investigatory and compliance information and strategies, tax matters and strategies, community relations and public affairs plans and strategies, charitable giving plans and strategies, sustainability plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Walmart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Walmart. “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Associate or any of the Associate’s representatives or information that Walmart has authorized the Associate to disclose.

As requested by Walmart, the Associate shall return to Walmart all documents, programs, software, equipment, files, statistics, and other written or electronic business materials, including any and all copies both paper and electronic, concerning Walmart.

7.	Cooperation.

a.
Cooperation with Walmart. The Associate may from time to time after the Separation Date be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings against Walmart. The Associate will provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, investigations, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which the Associate has knowledge. If the assistance is at Walmart’s request, Walmart will compensate the Associate for all reasonable costs and expenses. Walmart acknowledges that the Associate may have other employment and Walmart agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of the Associate.

b.
Cooperation with Governmental Authorities. From time to time, Walmart may be under investigation by various governmental authorities. Walmart encourages the Associate to cooperate with all such investigations.

If such assistance is requested by a governmental authority, Walmart shall reimburse the Associate for all reasonable costs and expenses.

c.
Board Membership. Effective as of the Separation Date, the Associate hereby resigns from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which the Associate may be a member, resigns as an officer of any and all Walmart entities, resigns as Walmart’s representative on any external trade, industry or similar associations, and agrees to sign any documents acknowledging such resignations, as may be requested by Walmart.

8.
Non-disclosure and Non-disparagement. The Associate agrees, acknowledges and confirms that he has complied with and will continue to comply with the most recent Non-Disclosure and Restricted Use Agreement between the Associate and Walmart (the “Non-Disclosure Agreement”). The Associate further agrees, promises and covenants that he shall not directly or indirectly at any time, whether prior to or subsequent to the Separation Date, make disparaging comments regarding Walmart, its business strategies and operations, and any of Walmart’s past or present officers, directors, and shareholders, except that nothing herein shall prevent the Associate from providing truthful information and testimony to government authorities, nor shall it prevent the Associate from providing truthful information and testimony in any legal proceedings or as otherwise provided by law. The parties will use reasonable best efforts to keep the terms of this Agreement confidential until such time as the Agreement is publicly disclosed as an exhibit to a periodic or current report of Walmart filed with the U.S. Securities and Exchange Commission; however, Associate may share and discuss the Agreement with his spouse, attorneys, and financial and tax advisors, each of whom shall be informed of the confidential nature of this Agreement.

9.
Statement of Ethics and Compliance with Laws. The Associate has read and understands the provisions of Walmart’s Statement of Ethics and agrees to abide by the provisions thereof to the extent applicable to former Walmart associates. The Associate further acknowledges that the Associate has complied with the applicable Statement of Ethics, as well as with all applicable laws, rules and regulations, during the Associate’s employment with Walmart. If a court of competent jurisdiction makes a final determination that the Associate has materially failed to abide by a material provision of the Statement of Ethics and/or materially comply with all applicable material laws, rules or regulations, whenever discovered, this shall, in addition to any other remedies under this Agreement, entitle Walmart to suspend and recoup any payments paid or due under this Agreement.

10.
Covenant not to Compete. Due to the strategic, sensitive and far-reaching nature of the Associate’s current and former positions at Walmart and the Confidential Information to which the Associate is and has been exposed, Associate agrees, promises, and covenants that:

a)
For a period of two (2) years from the date on which Associate’s employment with Walmart terminates, and regardless of the cause or reason for such termination, Associate will not directly or indirectly:

(i)
own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 10(b)(i), any Global Retail Business as defined below in Section 10(b)(ii); and/or

(ii)
participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate; and/or

(iii)
solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart in soliciting for employment, hiring, or offering employment to, any Officer, Officer Equivalent or Management Associate of Walmart, or any of its subsidiaries or affiliates. For the avoidance of doubt, nothing in this paragraph prohibits the Associate from making general advertisements for positions that are not specifically targeted at any such person.

b)	For purposes of this Agreement:

(i)
the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $7 billion.

(ii)
the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $7 billion in any country pursuant to b(ii)(a) or in the aggregate equal to or in excess of U.S.D. $7 billion in any countries taken together pursuant to b(ii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $7 billion.

c)	For purposes of this Agreement, the term “Management Associate” shall mean any domestic or international associate holding the title of “manager” or above.

d)	For purposes of this Agreement, the term “Officer” shall mean any domestic Walmart associate who holds a title of Vice President or above.

e)
For purposes of this Agreement, the term “Officer Equivalent” shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

f)
Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

g)
The covenant not to compete set forth in this Section 10 shall bind associate and shall remain in full force and effect regardless of whether the Associate qualifies or continues to remain eligible for the Transition Payments set forth in Section 3 above.

11.
Affirmation. Other than may be provided for in any class or collective action that was pending against Walmart as of the date of this Agreement, the Associate states and acknowledges that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due him, except as provided for in this Agreement. The Associate also states and confirms that he has reported to Walmart any and all work-related injuries incurred by him during his employment by Walmart. Further, Associate acknowledges that he has been properly provided any leave of absence because of the Associate’s or the Associate’s family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave. Additionally, Associate specifically acknowledges that he has not made any request for leave pursuant to FMLA which was not granted; and, Walmart has not interfered in any way with Associate’s efforts to take leave pursuant to FMLA.

12.
Advice of Counsel. The Associate has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of the Associate’s choice.  The Associate understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

13.
Non-Admission. The parties acknowledge that the terms and execution of this Agreement are the result of negotiation and compromise, that this Agreement is entered into in good faith, and that this Agreement shall never be considered at any time or for any purpose as an admission of liability by Walmart or that Walmart acted wrongfully with respect to the Associate, or any other person, or that the Associate has any rights or claims whatsoever against Walmart arising out of or from the Associate’s employment. Walmart specifically denies any liability to the Associate on the part of itself, its employees, its agents, and all other persons and entities released herein.

14.
Return of Company Property. As soon as practical after the Separation Date, the Associate will return all Walmart-owned property including but not limited to computers, hand-held computing devices (e.g., iPad, Surface, etc.), cell phones, videoconferencing equipment (e.g., Tandberg), documents, files, computer files, keys, ID’s, credit cards, and Associate and spouse discount cards, if any.

15.
Taxes. The Associate acknowledges and agrees that the Associate is responsible for paying all taxes and related penalties, and interest on the Associate’s income. Walmart will withhold taxes, including from amounts or benefits payable under this Agreement, and report them to tax authorities, as it determines it is required to do. Although the payments under this Agreement are intended to comply with the requirements of Section 409A and Walmart intends to administer this Agreement so that it will comply with Section 409A, Walmart has not warranted to the Associate that taxes and penalties will not be imposed under Section 409A or any other provision of federal, state, local, or non-United States law.

16.
Remedies for Breach. The Parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the Parties from pursuing any other rights or remedies. Associate acknowledges that a breach of the provisions of Sections 6 through 10 above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections 6 through 10 are a reasonable attempt by Walmart to safeguard its rights and protect its confidential information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 6 through 10, Walmart shall be entitled to seek injunctive relief to restrain such violation. With respect to any breach of this Agreement by either Party as made by a final determination by a court of competent jurisdiction, the breaching Party agrees to indemnify and hold the non-breaching Party harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by the non-breaching Party. In addition to any other remedies at law or at equity, if at any time a court of competent jurisdiction makes a final determination that the Associate failed to comply with the terms, provisions or conditions of this Agreement, the Associate acknowledges that Walmart is not obligated to make any further Transition Payments to the Associate.

17.
Recoupment. The Associate agrees and acknowledges that incentive compensation paid or granted during the course of the Associate’s employment with Walmart is subject to the recoupment provisions of the incentive plans under which such incentive compensation was paid or granted. Furthermore, in the event that Walmart is required to recoup any incentive compensation previously paid to the Associate pursuant to the provisions of the Dodd-Frank Act or rules promulgated thereunder, the Associate agrees to repay such amounts.

18.	Miscellaneous.

a)
Protected Rights. Nothing in this Agreement is intended to prohibit the Associate from engaging in any legally protected communication or action. Nothing contained in this Agreement shall restrict, limit or otherwise modify Associate’s rights under Walmart’s Open Door Policy. Nothing contained in this Agreement is intended to discourage the Associate from reporting any activity or information under the Global Statement of Ethics or to a governmental agency as permitted by any “whistleblower” laws. Associate shall not be held liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Walmart trade secret or other confidential information to a government official or an attorney for purposes of reporting or investigating a suspected violation of law or regulation, or in a court filing under seal, nor shall Associate be required to obtain approval or notify Walmart prior to making any such disclosure.

b)
Entire Agreement. This Agreement, along with the Non-Disclosure Agreement, contains the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement or the Non-Disclosure Agreement. The parties agree that no prior statements by either party will be binding unless contained in this Agreement or the Non-Disclosure Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by the Associate and the authorized representative of Walmart whose signature appears below. This Agreement supercedes and specifically terminates all prior agreements between the Associate and Walmart with respect to the subject matter hereof, including the Non-Competition Agreement, and no amounts will be owed or payable to the Associate under or pursuant to the Non-Competition Agreement. For the avoidance of doubt, the Associate’s Continued Employment Terms dated October 9, 2019 (including any addendums to those terms signed by both parties) shall continue to apply and any inconsistencies with the terms of this Agreement will be interpreted for the benefit of the Associate and consistent with such Continued Employment Terms.

c)	Conflict with Exhibits. If the terms and provisions of this Agreement conflict with the terms and provisions of any exhibit to this Agreement, the terms and provisions of this Agreement will govern.

d)
Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect.  The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

e)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

f)	Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs.

g)
Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The Parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the of the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless Walmart’s individual directors, officers, employees, and representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

GREGORY S. FORAN	WALMART INC.

/s/ Gregory S. Foran                    By: /s/ Jackie Telfair                                                    Name:    Jackie Telfair
Title:    Senior Vice President, Global Rewards